September 15, 1995


          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C. 20549

               Re:  T. Rowe Price High Yield Fund, Inc.
                    File Nos.: 002-93707/811-4119

          Commissioners:

               We are counsel to the above-referenced registrant which proposes to file, pursuant to paragraph (b) of Rule 485 (the "Rule"), Post-Effective Amendment No. 21 (the "Amendment") to its registration statement under the Securities Act of 1933, as amended.

               Pursuant to paragraph (b)(4) of the Rule, we represent that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

                              Sincerely,


                              /s/Shereff, Friedman, Hoffman & Goodman, LLP
                              Shereff, Friedman, Hoffman & Goodman, LLP